INDEX TO UNAUDITED FINANCIAL STATEMENTS

Page
Unaudited Statement of Asssets Acquired and Liabilities Assumed
as of September 30, 2006	F-1
Unaudited Statements of Revenues and Direct Expenses for the nine months ended
September 30, 2006 and 2005	F-2
Notes to Unaudited Financial Statements	F-3

FUNMANSION.COM
(A COMPONENT OF APERIO TECHNOLOGIES, INC.)
UNAUDITED STATEMENT OF ASSETS ACQUIRED AND LIABILITES ASSUMED
AT SEPTEMBER 30, 2006

ASSETS ACQUIRED
Current assets:
Due from shareholder	$48,802
Total assets acquired	$48,802
LIABILITIES ASSUMED AND NET ASSETS ACQUIRED
Total liabilities	--
Net Assets Acquired	48,802
Total liabilities Assumed and Net Assets Acquired	$48,802

The accompanying notes are an integral part of these financial statements

FUNMANSION.COM
(A COMPONENT OF APERIO TECHNOLOGIES, INC.)
STATEMENTS OF REVENUES AND DIRECT EXPENSES

	Nine Months Ended September 30,
	2006	2005
Revenues	$77,448	$4,112
Cost of revenues	-	-
Gross profit	77,448	4,112
Direct Costs and expenses
Sales and marketing	2,306	48
General and administrative	29,864	3,139
Total operating expenses	45,278	3,188
Income from operations	45,278	924
Net Income	$45,278	$924

The accompanying notes are an integral part of these financial statements

FUNMANSION.COM
(A COMPONENT OF APERIO TECHNOLOGIES, INC.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
AT SEPTEMBER 30, 2006

Note 1 - Summary of Significant Accounting Policies

Nature of Operations

Aperio Technologies Inc. (the “Company”) was formed in February 2001 to operate several business ventures eventually including the FunMansion.com (“FM”) website which delivers user-generated videos over the Internet. The FM website, which commenced operations in January 2004,is focused on the delivery of safe for work videos to website visitors with an emphasis on slapstick comedy and other related humor. Since its inception the Company has developed other lines of business including six other website businesses which it will continue to operate after Handheld Entertainment, Inc. (“Handheld”) completed its acquisition of the assets and business interests related to FM (see basis of Presentation).

Basis of Presentation

On December 1, 2006, Handheld acquired the assets and business interests relating to the FunMansion.com website from the Company. The accompanying financial statements have been prepared as if the only operations were those of the FunMansion.com website related assets which was purchased by Handheld on December 1, 2006. The Statement of Revenues and Direct Expenses excludes those costs which are not directly related to FunMansion.com revenue producing activity such as corporate overhead, internet charges and taxes. Direct costs include allocations of selling, general and administrative expenses incurred by the Company. Management believes that the identification of revenues and allocation of direct expenses is reasonable.

Use of Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These accounting principles require us to make certain estimates, judgments and assumptions in preparation of the financial statements. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be effected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. Significant estimates in 2005 and 2004 include the identification of revenue and the allocation of indirect expenses.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, advertising has been displayed and viewed by a valid customer, the sale price is fixed and determinable, and collection of the resulting account is reasonably assured. Our revenue is primarily derived from visitors viewing web pages on the FM site that serve ads for which we earn a commission from advertising networks to whom we extend credit terms after an analysis of the advertising network and its financial condition and credit worthiness. Revenue is not determinable until we receive a statement and payment from the advertising network. Accordingly, revenue is recognized only when the statement is received and payment received.

Note 2 - Due from Shareholder

At September 30, 2006, we have recorded a receivable from the existing shareholder of $48,802. This amount represents the net income generated from the assets that Handheld acquired as part of the December 1, 2006 transaction with Aperio which included all of the assets and business interests relating to the FunMansion.com website.

Note 3 - Cash Flow

During the nine months ended September 30, 2006 and 2005, the FM website business did not acquire or dispose of any assets or complete any financing transactions which would be classified as sources or uses of cash from investing or financing activities. The FM business was, on an operating basis, for the nine months ended September 30, 2006 and 2005, a source of cash to Aperio in the amount of $45,278 and $924, respectively.

Aperio did not make, as a result of the FM business, any cash payments for interest or other similar items which would qualify for supplemental disclosure in the cash flow section of the financial statements.

Note 4 - Concentrations

During 2005, three advertising networks accounted for 66%, 18% and 16% of total revenue. During 2006, four advertising networks accounted for 50%, 15%, 14% and 14% of total revenue. As a result, we were materially dependent on these networks and the loss of any of them would have a material effect on our results.